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                                                                    Exhibit 10.1

                                       +/-

                    SEPARATION AND GENERAL RELEASE AGREEMENT

          This Separation and General Release Agreement (this "Agreement") is made as of this 31st day of December, 2005, by and between Cambrex Corporation (the "Company") and John R. Leone ("Executive," and together with the Company, the "Parties"). Capitalized terms used and not otherwise defined herein shall have the meaning given such terms in the Executive Employment Agreement (as defined below).

                                    RECITALS

          WHEREAS, Executive is employed by the Company under terms set forth in that certain letter agreement dated July 22, 2004 (the "Executive Employment Agreement");

          WHEREAS, the Parties mutually desire to terminate the Executive's employment with the Company and its affiliates and, accordingly, Executive's employment with the Company and its affiliates will cease (the "Separation") effective on December 31, 2005 (the "Separation Date");

          WHEREAS, the Parties desire to enter into this Agreement in order to establish, for their mutual benefit, an amicable and certain Separation under the terms and conditions set forth herein.

          NOW, THEREFORE, in consideration of the mutual covenants, commitments and agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties intending to be legally bound hereby agree as follows:

     1. ACKNOWLEDGMENT OF SEPARATION. The Parties acknowledge and agree that the Separation shall be effective as of the Separation Date.

     2. RESIGNATION OF OFFICES AND BOARD MEMBERSHIPS. Because of a substantial change in Executive's responsibilities from those in existence on Executive's date of hire, effective as of the Separation Date, Executive shall, and hereby does, resign from (i) his positions as President and Chief Executive Officer of the Company, (ii) his position as member of the Company's Board of Directors and
(iii) any and all other offices which he holds at, or as representative of, the Company or any of its affiliates. Executive's resignation is by mutual agreement between the Executive and the Company and is deemed a voluntary termination for good reason (change in the Executive's responsibilities, authorities or functions) and not for cause.

     3. EXECUTIVE'S ACKNOWLEDGMENT OF CONSIDERATION. Executive specifically acknowledges and agrees that certain of the obligations created and payments made to him by the Company under this Agreement are promises and payments to which he is not otherwise entitled under any law or contract.

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     4. COMPANY COMMITMENTS TO EXECUTIVE. Provided that Executive executes and does not revoke the release and waiver as set forth in Section 5 below:

          (a) Company Options. All outstanding options to acquire Company stock held by Executive on the date hereof are vested and shall remain subject to the terms and conditions of the applicable award agreements and equity plans related to such options. Pursuant to the award agreement dated August 23, 2004, the options granted thereunder shall be exercisable until the Expiration Date set forth therein.

          (b) "Make-Whole" Restricted Stock. Executive has as of the date hereof vested in 12,803 shares of Company restricted stock and shall continue to vest in a further 25,607 unvested shares of Company restricted stock granted pursuant to the Executive Employment Agreement to compensate Executive for the value of his forfeited "in the money" options from his previous employer, 50% of which shall vest on July 22, 2006 and the balance of which shall vest on July 22, 2007.

          (c) Additional Restricted Stock. Executive has as of the date hereof vested in 18,263 shares of Company restricted stock and shall continue to vest in the 54,788 unvested shares of Company restricted stock granted pursuant to the Executive Employment Agreement to compensate Executive for the value of his forfeited pension from his previous employment, 33.33% of which shall vest on each of July 22, 2006, July 22, 2007 and July 22, 2008.

          (d) Severance Benefits. For the 24 month period commencing January 1, 2006 (the "Severance Period"), the Company shall make monthly severance payments to Executive in an amount equal to One Hundred One Thousand Eight Hundred Twenty Three ($101,823); provided that these severance payments shall cease if Executive secures Comparable Employment during the Severance Period, it being understood and agreed that Executive shall not be required to actively pursue employment during the Severance Period and Executive shall not have an obligation to mitigate any payments made by the Company during the Severance Period. For purposes of this Agreement Comparable Employment shall mean employment at a total compensation package including benefits provided to Executive under this Agreement, provided that if Executive accepts employment which is not Comparable Employment, Company shall pay Executive the difference between the severance payments set forth herein and Executive's compensation during the Severance Period.

          (e) Continued Benefits. During the Severance Period, the Company shall continue to provide Executive eligible benefits on the same terms and conditions applicable to senior executives of the Company, such eligible benefits to consist of COBRA coverage for a period of no more than 18 months, life insurance for a period not greater than 12 months, and accidental death and dismemberment insurance for a period not great than 6 months, provided that Executive shall contribute to the costs of such coverages consistent with contributions made by other senior executives of the Company and further provided that such coverage shall cease if Executive becomes eligible to receive medical coverage from any subsequent employment.

          (f) Liability Coverage. The Company's Directors and Officers liability coverage will continue after the Effective Date in accordance with its terms.

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          (g) Current Bonus. Executive will be eligible to receive a bonus for
2005 under the Company's Performance Incentive Plan in accordance with the terms of the Plan as awarded by the Company's Compensation Committee.

CONFIDENTIAL INFORMATION; NON-SOLICITATION; NON-DISPARAGEMENT.

          (e) Confidential Information. Executive acknowledges that the information, observations and data obtained by him concerning the business and affairs of the Company and its affiliates during the course of his employment with the Company, is the property of the Company and/or its affiliates. Executive agrees that he will not disclose to any unauthorized person or use for his own account any of such information, observations or data which is of a confidential or proprietary nature ("Confidential Information") without the Company's written consent, unless, and to the extent that, (i) the aforementioned matters become generally known to and available for use by the public other than as a result of Executive's acts or omissions to act, or (ii) he is required to do so by order of a court of competent jurisdiction (by subpoena or similar process), in which event Executive shall notify the Company immediately upon receipt of such legal process, and thereafter reasonably cooperate with the Company in connection with any action by the Company to limit or suppress such disclosure.

          (f) No Disparaging Remarks. Executive hereby covenants to each of the Releasees (as defined below) and agrees that he shall not, directly or indirectly, make any statement that disparages any of the Releasees, or any of their services, businesses or activities.

     5. GENERAL RELEASE AND WAIVER.

          (a) General Release. Effective as of the Separation Date, Executive, for and on behalf of himself and each of his heirs, executors, administrators, personal representatives, successors and assigns, hereby acknowledges full and complete satisfaction of and fully and forever releases, acquits and discharges the Company and each of its affiliates, together with their subsidiaries, parents and affiliates, and each of their past and present direct and indirect stockholders, directors, members, partners, officers, employees, attorneys, agents and representatives, and their heirs, executors, administrators, personal representatives, successors and assigns (collectively, the "Releasees"), from any and all claims, demands, suits, causes of action, liabilities, obligations, judgments, orders, debts, liens, contracts, agreements, covenants and causes of action of every kind and nature, whether known or unknown, suspected or unsuspected, concealed or hidden, vested or contingent, in law or equity, existing by statute, common law, contract or otherwise, which have existed, may exist or do exist, through and including the execution and delivery by Executive of this Agreement (but not including any claim set forth in Section 5(b)), including, without limitation, any of the foregoing arising out of or in any way related to or based upon:

               (i) Executive's application for and employment with the Company, his being an officer or employee of the Company, or the Separation;

               (ii) any and all claims in tort or contract, and any and all claims alleging breach of an express or implied, or oral or written, contract, policy manual or employee handbook;

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               (iii) any alleged misrepresentation, defamation, interference with contract, intentional or negligent infliction of emotional distress, sexual harassment, negligence or wrongful discharge; or

               (iv) any federal, state or local statute, ordinance or regulation, including but not limited to the Age Discrimination in Employment Act of 1987, as amended (the "ADEA").

          (b) Excluded Claims. Notwithstanding anything herein to the contrary, the Parties agree that the general release and waiver set forth in Section 5(a) shall not apply to any claim of Executive arising from or relating to:

               (i) Executive's rights under this Agreement;

               (ii) Any claim Executive may have for indemnity for actions taken in his capacity as an officer or director of the Company;

               (iii) Executive's rights to accrued but unpaid annual salary and any bonus payments awarded by the Company's Compensation Committee at its meeting in January 2006; or

               (iv) Executive's rights for vested benefits under any tax-qualified retirement plan of the Company or to continued health benefits mandated by law.

          (c) Acknowledgment of Waiver. Executive acknowledges and agrees that he is waiving all rights to sue or obtain equitable, remedial or punitive relief from any or all Releasees of any kind whatsoever, including, without limitation, reinstatement, back pay, front pay, attorneys' fees and any form of injunctive relief. Executive understands and intends that this Section 5 constitutes a general release of all claims except as otherwise provided in Sections 5(a) and 5(b) above, and that no reference therein to a specific form of claim, statute or type of relief is intended to limit the scope of such general release and waiver. Executive expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims. Executive understands the significance of his release of unknown claims and his waiver of statutory protection against a release of unknown claims. Executive agrees that he will not be entitled to or accept any benefit from any claim or proceeding within the scope of this Agreement that is filed or instigated by him or on his behalf with any agency, court or other government entity.

          (d) Company's Release. Effective as of the Separation Date, the Company hereby acknowledges full and complete satisfaction of and fully and forever releases, acquits and discharges the Executive from any and all claims, demands, suits, causes of action, liabilities, obligations, judgments, orders, debts, liens, contracts, agreements, covenants and causes of action of every kind and nature, whether known or unknown, suspected or unsuspected, concealed or hidden, vested or contingent, in law or equity, existing by statute, common law, contract or otherwise, which have existed, may exist or do exist, through and including the execution and delivery by Executive of this Agreement. Notwithstanding anything herein to the contrary, the Parties agree that the general release and waiver set forth in the preceding sentence shall not apply to any claim of the Company arising from or relating to: (i) the Company's rights

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under this Agreement; (ii) any debts or other amounts owed by Executive to the
Company; (iii) any breach of fiduciary duty by Executive; (iv) any illegal or fraudulent action of Executive; or (v) any actions not disclosed to, or otherwise concealed from, the Company's Board of Directors.

     6. EXECUTIVE'S REPRESENTATIONS AND COVENANTS REGARDING ACTIONS. Executive represents and warrants that at no time prior to or contemporaneous with his execution of this Agreement has he filed or caused or knowingly permitted the filing or maintenance, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency or other tribunal, any charge, claim or action of any kind, nature and character whatsoever ("Claim"), known or unknown, suspected or unsuspected, which he may now have or has ever had against the Releasees which is based in whole or in part on any matter referred to in Section 5(a) above; and, subject to the Company's performance under this Agreement, to the maximum extent permitted by law Executive is prohibited from filing or maintaining, or causing or knowingly permitting the filing or maintaining, of any such Claim in any such forum. Executive further covenants and agrees that he will not encourage any person, including but not limited to any current or former employee, officer, director or partner of the Company, to institute any Claim against the Releasees or any of them, and that except as expressly permitted by law or administrative policy or as required by legally enforceable order he will not aid or assist any such person in prosecuting such Claim.

     7. ASSISTANCE, COOPERATION, FUTURE LITIGATION.

          (a) Executive's Business Assistance and Cooperation. Executive shall make himself reasonably available to assist and cooperate with the Company in connection with any internal and/or independent review of the Company's financial policies, procedures and activities in respect of all periods during which Executive was employed by the Company.

          (b) Executive's Litigation Assistance and Cooperation. Executive acknowledges and affirms his understanding that he may be a witness in litigation, arbitrations, government or other administrative proceedings involving the Company and/or the other Releasees. Executive hereby covenants and agrees to testify truthfully in any and all such litigation, arbitrations, government or administrative proceedings. Executive further covenants and agrees, upon prior notice and for no further compensation, to make himself reasonably available to and otherwise reasonably assist and cooperate with the Company and/or such other Releasees and with its or their respective attorneys and advisors in connection with any such litigation or administrative proceeding. The Company will make all reasonable efforts to insure that such assistance and cooperation will not materially interfere with Executive's employment and business responsibilities. Executive shall be entitled to reimbursement of any reasonable pre-approved out-of-pocket expenses for travel, lodging, meals and other transportation incurred by him in relation to any cooperation supplied by Executive as described in this Section 8 and after the Severance Period Executive may receive reasonable compensation for his cooperation under this Section 8.

     8. RETURN OF CORPORATE PROPERTY. Upon his Separation, Executive hereby covenants and agrees to immediately return all documents, keys, credit cards (without further use

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thereof), and all other items which are the property of the Company and/or which contain Confidential Information; and, in the case of documents, to return any and all materials of any kind and in whatever medium evidenced, including, without limitation, all hard disk drive data, diskettes, microfiche, photographs, negatives, blueprints, printed materials, tape recordings and videotapes.

     9. DISPUTES. Except as set forth in this Section 10, any dispute, claim or difference arising out of this Agreement will be settled exclusively by binding arbitration in accordance with the rules of the Federal Mediation and Conciliation Service ("FMCS"). The arbitration will be held in the City of New York unless Executive and the Company mutually agree otherwise. Nothing contained in this Section 10 will be construed to limit or preclude a Party from bringing any action in any court of competent jurisdiction for injunctive or other provisional relief to compel another party to comply with its obligations under this Agreement or any other agreement between or among the Parties during the pendency of the arbitration proceedings. Each Party shall bear its own costs and fees of the arbitration, and the fees and expenses of the arbitrator will be borne equally by the parties; provided, however, that the arbitrator shall be empowered to require any one or more of the Parties to bear all or any portion of fees and expenses of the Parties and/or the fees and expenses of the arbitrator. The decision and award of the arbitrator shall be binding on all Parties. In rendering such decision and award, the arbitrator shall not add to, subtract from or otherwise modify the provisions of this Agreement. Either Party to the arbitration may seek to have the ruling of the arbitrator entered in any court having jurisdiction thereof. All aspects of the arbitration shall be considered confidential and shall not be disseminated by any Party with the exception of the ability and opportunity to prosecute its claim or assert its defense to any such claim. The arbitrator shall, upon request, issue all prescriptive orders as may be required to enforce and maintain this covenant of confidentiality during the course of the arbitration and after the conclusion of same so that the result and underlying data, information, materials and other evidence are forever withheld from public dissemination with the exception of its subpoena by a court of competent jurisdiction in an unrelated proceeding brought by a third party.

     10. REMEDIES. Executive hereby acknowledges and affirms that in the event of any breach by Executive of any of his covenants, agreements and obligations hereunder, monetary damages would be inadequate to compensate the Releasees or any of them. Accordingly, in addition to other remedies which may be available to the Releasees hereunder or otherwise at law or in equity, and notwithstanding the provisions of Section 9, any Releasee shall be entitled to specifically enforce such covenants, obligations and restrictions through injunctive and/or equitable relief, in each case without the posting of any bond or other security with respect thereto. Should any provision hereof be adjudged to any extent invalid by any court or tribunal of competent jurisdiction, each provision shall be deemed modified to the minimum extent necessary to render it enforceable.

     11. ACKNOWLEDGMENT OF VOLUNTARY AGREEMENT; ADEA COMPLIANCE. Executive acknowledges that he has entered into this Agreement freely and without coercion, that he has been advised by the Company to consult with counsel of his choice, that he has had adequate opportunity to so consult, and that he has been given all time periods required by law to consider this Agreement, including but not limited to the 21-day period required by the ADEA. Executive understands that he may execute this Agreement less than 21 days from its receipt from the

Company, but agrees that such execution will represent his knowing waiver of such 21-day consideration period. Executive further acknowledges that within the 7-day period following his execution of this Agreement (the "Revocation Period") he shall have the unilateral right to revoke this Agreement, and that the Company's obligations hereunder shall become effective only upon the expiration of the Revocation Period without Executive's revocation hereof. In order to be effective, notice of Executive's revocation of this Agreement must be received by the Company on or before the last day of the Revocation Period.

     12. COMPLETE AGREEMENT; INCONSISTENCIES. This Agreement constitutes the complete and entire agreement and understanding of the Parties with respect to the subject matter hereof, and supersedes in its entirety any and all prior understandings, commitments, obligations and/or agreements, whether written or oral, with respect thereto; it being understood and agreed that this Agreement, including the mutual covenants, agreements, acknowledgments and affirmations contained herein, is intended to constitute a complete settlement and resolution of all matters set forth in Section 5 hereof. Executive further agrees that the Executive Employment Agreement and the Employment Agreement dated as of August 23, 2004 are both hereby terminated and of no further force or effect.

     13. NO STRICT CONSTRUCTION. The language used in this Agreement shall be deemed to be the language mutually chosen by the Parties to reflect their mutual intent, and no doctrine of strict construction shall be applied against any Party.

     14. TAX WITHHOLDINGS. Notwithstanding any other provision herein, the Company shall be entitled to withhold from any amounts otherwise payable hereunder to Executive any amounts required to be withheld in respect of federal, state or local taxes.

     15. GOVERNING LAW. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application hereto of the laws of any jurisdiction other than the State of New York.

     16. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall otherwise remain in full force and effect.

     17. COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. It is not necessary that the Company sign this Agreement for it to become binding upon the Company and Executive.

     18. SUCCESSORS AND ASSIGNS. The Parties' obligations hereunder shall be binding upon their successors and assigns. The Parties' rights and the rights of the other Releasees shall inure to the benefit of, and be enforceable by, any of the Parties' and Releasees' respective successors and assigns. In the event of Executive's death during the Severance Period any sums payable hereunder shall be payable to the Executive's wife or designated heirs as may be appropriate. The Company may assign all rights and obligations of this Agreement to any successor in interest to the assets of the Company. In the event that the Company is dissolved,

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all obligations of the Company under this Agreement shall be provided for in accordance with applicable law.

     19. AMENDMENTS AND WAIVERS. No amendment to or waiver of this Agreement or any of its terms shall be binding upon any Party unless consented to in writing by such Party.

     20. HEADINGS. The headings of the Sections and subsections hereof are for purposes of convenience only, and shall not be deemed to amend, modify, expand, limit or in any way affect the meaning of any of the provisions hereof.

          IN WITNESS WHEREOF, the Parties have executed this Separation and General Release Agreement effective as of the date of the first set forth above.

                                 * * * * * * * *

                          READ CAREFULLY BEFORE SIGNING

I have read this Separation and General Release Agreement and have had the opportunity to consult legal counsel prior to my signing of this Agreement. I understand that by executing this Agreement I will relinquish any right or demand I may have against the Releasees or any of them.


DATED: January 4, 2006                  By: /s/
                                            ------------------------------------
                                            John R. Leone

Subscribed and Sworn To Before Me at
__________________, [state]
This ___ day of _________________, 2006


-------------------------------------
            Notary Public               SEAL

My Commission expires:_______________

     * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * *


DATED: January 4, 2006                  By: /s/
                                            ------------------------------------
                                            Cambrex Corporation
                                            By: James A. Mack
                                            Its: Acting President &
                                                 Chief Executive officer

Subscribed and Sworn To Before Me at
__________________, [state]
This ___ day of _________________, 2006


-------------------------------------
Notary Public                           SEAL

My Commission expires:_______________